Exhibit 99

             OMI Announces New Time Charters and Dividend

    STAMFORD, Conn.--(BUSINESS WIRE)--Nov. 28, 2005--OMI Corporation (NYSE:OMM) of Stamford, Connecticut announced that it has entered into two time charters, each for a three year period, the first on the 2004-built handymax product carrier HORIZON and the second on the 2005-built handymax product carrier BRAZOS. The vessels are both chartered at a fixed rate, and will add approximately $15.5 million to the Company's contracted time charter revenue for each of the next three years (bringing the total time charter revenue to $160 million for 2006, $140 million for 2007 and $110 million for 2008).
    The Company has continued to repurchase its common stock. Since November 4, 2005, the date of our last press release, the Company has acquired 2,286,000 shares, at an average price of $18.50 per share. The Company had 71,798,791 shares outstanding as of the close of business on November 25, 2005.
    The Company also announced that its Board of Directors has declared a dividend of $0.08 per share to holders of record on December 30, 2005, payable on January 11, 2006.

    OMI is a major international owner and operator of crude oil tankers and product carriers. Its fleet currently comprises 45 vessels, consisting of 15 Suezmaxes and 30 product carriers, aggregating approximately 3.7 million deadweight tons. OMI has on order five product carriers scheduled to be delivered in the first half of 2006.



    CONTACT: OMI Corporation
             Fredric London, 203-602-6700